EXHIBIT 99.1
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P R E S S   R E L E A S E
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POLO RALPH LAUREN REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2007 RESULTS



New York (May 30, 2007) - Polo Ralph Lauren Corporation (NYSE: RL) today reported net income of $73 million, or $0.68 per diluted share, for the fourth quarter of Fiscal 2007, compared to net income of $63 million, or $0.58 per diluted share, for the fourth quarter of Fiscal 2006, a 17% increase in both net income and earnings per share. For the fiscal year, net income grew to $401 million, or $3.73 per diluted share, compared to net income of $308 million or $2.87 per diluted share for Fiscal Year 2006, a 30% increase in both.

"This has been a tremendous year with our sales and profits growing at record rates. And the year was one of expansion and innovation. We have made significant progress on all fronts - from opening new luxury stores to initiating steps to expand our accessories business in new categories such as watches and fine jewelry, to taking direct control of our Japanese business and our internet business. We are creating new businesses with Global Brand Concepts and its first initiative, American Living, which will be a completely new lifestyle brand for men, women, and children," said Ralph Lauren, Chairman and Chief Executive Officer.

"I started this business 40 years ago with a tie and a vision about how people live. Today our brand's reach has grown to more than 80 countries and now represents more than $10 billion in retail sales worldwide. Looking ahead, we will strive to build on the success we have enjoyed this past year and will continue to focus on creating shareholder value," Mr. Lauren added.

"Over the course of the year we achieved record financial results and generated substantial profits by expanding the breadth and reach of our brands and retail concepts," said Roger Farah, President and Chief Operating Officer. "We performed extremely well on a number of our initiatives which has enabled us to strengthen our operational foundation and to build a stronger, more financially robust company."

FOURTH  QUARTER AND FULL YEAR  FISCAL 2007 INCOME  STATEMENT REVIEW

NET REVENUES. Net revenues for the fourth quarter of Fiscal 2007 increased 6%, or 5% excluding the effects of the Polo Jeans acquisition, to $1.03 billion, compared to $972 million for the fourth quarter last year. The gains were driven by a 10% increase in wholesale sales and a 3% increase in retail sales partially offset by an 11% decrease in licensing revenues due to the loss of royalties from Polo Jeans which is now owned, as well as the transition to a new eyewear licensee in the fourth quarter of Fiscal 2007.

Net revenues for the year increased 15% to $4.30 billion, compared to $3.75 billion last year, driven by a 19% increase in wholesale sales as a result of the Polo Jeans acquisition, increased sales in Europe as well as domestic sales gains in Lauren, Chaps for women and children, and in the men's business. The increase in net revenues was also driven by a 12% increase in our retail segment as a result of 7.9% comp store sales and a 29% increase in sales at Polo.com. Excluding the effects of the Polo Jeans and footwear acquisitions, consolidated revenues increased 10% compared to the same period last year.

GROSS PROFIT. Gross profit for the fourth quarter increased 6% to $558 million, compared to $525 million in the fourth quarter of Fiscal 2006. Gross profit rate improved 10 basis points in the fourth quarter to 54.1%, compared to 54.0% during the same period last year, primarily driven by improved merchandise margins across wholesale businesses offset by licensing revenue reduction.

Gross profit for Fiscal 2007 increased 16% to $2.34 billion, compared to $2.02 billion in the full year of Fiscal 2006. Gross profit rate improved 40 basis points in Fiscal 2007 to 54.4% of revenues, compared to 54.0% of revenues last year. Improvements in gross profit for the full year reflect improved merchandise margins in wholesale and retail and improved inventory management.

OPERATING EXPENSES. Operating expenses increased 7% in the fourth quarter to $438 million, compared to $409 million in the fourth quarter of Fiscal 2006. Expenses as a percent of revenues were 42.5%, compared to 42.1% in the fourth quarter last year, representing a 40 basis point increase. Fourth quarter expenses included $7 million in incremental costs related to the expensing of all stock-based compensation as a result of the impact of the application of SFAS 123R. Excluding last year's $10 million of incremental cost associated with restructuring and impairment charges, operating expenses increased 10% as a result of the incremental stock expense mentioned above, increased expenses as a result of higher retail sales and investments in the new Lauren and Men's denim lines.

Operating expenses for the full year increased 12% to $1.68 billion compared to $1.51 billion in the full year of Fiscal 2006. Operating expenses as a percent of revenues were 39.2% in the full year, compared to 40.2% in Fiscal 2006, an improvement of 100 basis points. Expenses for Fiscal 2007 included $17 million in incremental costs related to the expensing of all stock-based compensation, $7 million of incremental amortization costs related to the Polo Jeans and footwear acquisitions, and higher selling costs related to higher retail sales, the inclusion of expenses from the acquired footwear and jeans businesses during the year and additional brand-related marketing.

OPERATING INCOME. Operating income for the fourth quarter increased 4% to $120 million, compared to $116 million in the fourth quarter of Fiscal 2006.

Operating margin was 11.6%, compared to 11.9% in the fourth quarter last year, representing a 30 basis point decrease to last year as a result of the aforementioned increases in expenses.

For Fiscal 2007, operating income increased 26% to $653 million compared to $517 million during the same period last year. Operating margin for the full year was 15.2%, compared to 13.8% last year, an increase of 140 basis points due to revenue growth, gross profit rate expansion and improved leveraging of SG&A expenses.

NET INCOME. Net income for the fourth quarter increased 17% to $73 million, compared to $63 million last year. In addition to the 4% increase in operating income, the tax rate was 410 basis points lower than last year as a result of changes related to the quarterly refinement of our effective tax rate for the full year.

For Fiscal 2007, net income increased 30% to $401 million, compared to $308 million last year. In addition to the 26% gain in operating income, the tax rate was 110 basis points lower than last year.

FOURTH QUARTER AND FULL YEAR FISCAL 2007 SEGMENT REVIEW

Wholesale sales in the fourth quarter increased 10% to $629 million, compared to $574 million in the fourth quarter last year. Excluding the effect of the Polo Jeans acquisition, revenues increased 7%, primarily due to increased sales in Europe, and domestic gains in childrenswear, menswear and Lauren. Wholesale operating income increased 10% in the fourth quarter to $139 million, compared to $127 million in the fourth quarter last year. Wholesale operating margin was 22.1% in the fourth quarter, flat to last year as improvements in men's, women's and Europe were offset by the realigning of our footwear business and jeans businesses.

For Fiscal 2007, wholesale sales were up 19% to $2.32 billion, compared to $1.94 billion in the same period last year. Excluding the effect of the Polo Jeans and footwear acquisitions, revenues increased 9% primarily due to increased sales in Europe as well as domestic sales gains in Lauren, Chaps for women and children, and in the men's business. Wholesale operating income increased 20% in Fiscal 2007 to $478 million, compared to $398 million in the same period last year. Wholesale operating margin was 20.6% in the full year, compared to 20.5% last year as growth in sales and an improved gross profit rate were partially offset by increases in SG&A expenses to support new product lines.

Retail sales were up 3% to $346 million in the fourth quarter, compared to $335 million in the fourth quarter of last year. Comparable store sales increased 6.3%, reflecting an increase of 6.7% at Ralph Lauren stores, 6.3% in our factory stores and 5.3% at Club Monaco stores. Polo.com sales were down 32%, excluding the impact of conforming Polo.com's fiscal year reporting period in the fourth quarter last year, Polo.com sales increased 27% on a comparable basis. Retail incurred an operating loss of $2 million compared to operating income of $1 million in the prior year's period, or an operating loss of $6 million excluding the favorable effect of conforming Polo.com's fiscal year in our Fiscal Year 2006.

Retail sales for the full year were up 12% to $1.74 billion, compared to $1.56 billion last year. Total comparable store sales increased 7.9%, reflecting an increase of 10.9% at Club Monaco stores, 8.1% in our factory stores and 6.6% at Ralph Lauren stores. Polo.com sales grew 29% over the prior year. Retail operating income increased 60% in Fiscal 2007 to $224 million, compared to $140 million last year. Retail operating margin improved 390 basis points to 12.9% in the fiscal year compared to 9.0% last year as a result of increased sales and improved gross profit rates as well as the absence of an $11 million non-cash impairment charge recognized in Fiscal Year 2006.

At the end of the fourth quarter, we operated 292 stores with a total of approximately 2.3 million square feet. Since the fourth quarter of last year, we have opened 24 stores and closed 21 for a net increase of three stores. Our current retail group consists of 74 Ralph Lauren stores, 64 Club Monaco stores, 145 Polo factory stores and nine Rugby stores. In addition, at the end of the fourth quarter, our international licensing partners operated 80 Ralph Lauren stores and 20 Club Monaco stores and dedicated shops.

Licensing royalties in the fourth quarter decreased 11% to $56 million compared to $63 million last year. Operating income decreased 10% to $36 million compared to $40 million in the fourth quarter of last year. Increased royalties from the Asia/Pacific licensed region were offset by the elimination of Polo Jeans royalty in this year's results due to its acquisition, a decline in eyewear royalties due to the transition to a new licensee and softness in the home licensed business.

Licensing royalties for Fiscal 2007 were down 4% to $236 million compared to last year's $245 million. Excluding the loss of licensing revenues of Polo Jeans and footwear which we now own, licensing royalties would have increased 3%. For the year, licensing operating income decreased 8% to $142 million, compared to $154 million last year. An increase in international royalties and the receipt and recognition of approximately $8 million in connection with the termination of a license was offset by the loss of licensing royalties from Polo Jeans and footwear, a decline in eyewear related royalties due to the transition to a new licensee and a decrease in the home licensed business.

FOURTH QUARTER FISCAL 2007 BALANCE SHEET REVIEW

We ended the fourth quarter with $564 million in cash, or $165 million net cash. During the fourth quarter, we acquired the remaining 50% equity interest in Polo.com for $175 million using cash on hand. We ended the fourth quarter with inventory up 9% to $527 million from $486 million last year.

During the fourth quarter, we repurchased approximately 500,000 shares of our stock totaling $40 million. For Fiscal 2007, we repurchased 3.5 million shares of our stock totaling $231 million. We had $80 million in capital expenditures in the fourth quarter, compared to $43 million in the prior year's fourth quarter. For Fiscal 2007, we had $184 million in capital expenditures, compared to $159 million in the prior year.

UPDATED FULL YEAR FISCAL 2008 OUTLOOK:
-------------------------------------

There has been no change in the base projections for the business since the Company's last guidance in February. Since the last guidance was provided, however, the Company has announced several acquisitions resulting in non-cash amortization expenses. The transactions include:

o Acquisition of the 50% of Ralph Lauren Media, LLC, the Company's internet site which operates Polo.com, not previously owned;

o    Acquisition of Polo Ralph Lauren Leathergoods business;

o Acquisition via tender offer of virtually all of the outstanding shares of Impact 21, the company's Japanese sub licensee for men's and women's apparel, accessories and jeans; and

o Acquisition of the remaining 50% of New Polo Japan, the company's Master Licensee in Japan.

The cumulative acquisition cost made to support these transactions by the company is approximately $360 million. And while these transactions are supporting the future growth of the company, and are expected to be accretive to earnings post Fiscal Year 2008, the preliminary first year estimate of the impact of the non-cash amortization expense associated with the purchase accounting is expected to result in a net dilutive effect from the acquisitions of approximately $0.27 per share in Fiscal Year 2008.

The Company plans to invest approximately $240 million in capital expenditures in Fiscal 2008 to support growth initiatives, including the build out of a new leased Ralph Lauren Media distribution facility in North Carolina and expansion of its retail stores by a net 24 locations to 316 stores, from 292 stores at the end of Fiscal 2007.

The Company would expect revenue for fiscal 2008 to increase mid-teen percentage with wholesale sales growing high teen percentage, retail growing low teen percentage and licensing royalty decreasing by low teen percentage. Largely, as a result of the impact of the above mentioned acquisitions, operating margins are expected to decrease by approximately 200 basis points compared to Fiscal 2007. The tax rate currently is estimated to be 38% for the year, but is subject to change once the company's assessment of FIN48, the new accounting standard for income tax uncertainties is complete. Diluted shares outstanding are expected to be approximately 109 million.

Therefore, the company currently expects diluted earnings per share to be in the range of $3.70 to $3.80 including the $0.27 per share impact of the items detailed above.

FIRST QUARTER FISCAL 2008 OUTLOOK
---------------------------------

The Company expects consolidated revenues to increase mid teen percentage. This reflects high teen percentage growth in wholesale, low teen percentage growth in retail, and mid single digit growth in licensing. Operating margins are expected to decrease approximately 50 basis points.
                                                                              5

CONFERENCE CALL
---------------

As previously announced we will host a conference call and live online webcast today at 9:00 a.m. EDT. Listeners may access a live broadcast of the conference call on the Company's investor relations website at HTTP://INVESTOR.POLO.COM or by dialing (719) 457-2680. To access the conference call, listeners should dial in by 8:45 A.M. Eastern and request to be connected to the Polo Ralph Lauren Fourth Quarter and Full Year 2007 conference call.

ABOUT POLO RALPH LAUREN
-----------------------

Polo Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 40 years, Polo's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include POLO BY RALPH LAUREN, RALPH LAUREN PURPLE LABEL, RALPH LAUREN, BLACK LABEL, BLUE LABEL, LAUREN BY RALPH LAUREN, RRL, RLX, RUGBY, RL CHILDRENSWEAR, CHAPS and CLUB MONACO, constitute one of the world's most widely recognized families of consumer brands. For more information, go to HTTP://INVESTOR.POLO.COM.

This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" concerning current expectations about the Company's future results and condition, including revenues, store openings, gross margins, expenses and earnings. Actual results might differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to materially differ include, among others, changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors, changes in the economy and other events leading to a reduction in discretionary consumer spending; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to extending credit to customers; risks associated with the Company's dependence on its licensing partners for a substantial portion of its net income and risks associated with a lack of operational and financial control over licensed businesses; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including foreign exchange fluctuations) and the possible adverse impact of changes in import restrictions; risks associated with uncertainty relating to the Company's ability to implement its growth strategies or its ability to successfully integrate acquired businesses; risks arising out of litigation or trademark conflicts, and other risk factors identified in the Company's Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

PRL Investor Relations:
Nancy Murray, 212-813-7862
nancy.murray@poloralphlauren.com
--------------------------------

PRL Corporate:
Wendy Smith, 212-583-2262
wendy.smith@poloralphlauren.com
-------------------------------

                POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (In millions)
                                  (Unaudited)

                                           March 31, 2007       April 1, 2006
                                           --------------       -------------
                  ASSETS
Current assets
 Cash and cash equivalents                    $   563.9            $   285.7
 Accounts receivable, net of allowances           467.5                484.2
 Inventories                                      526.9                485.5
 Deferred tax assets                               44.4                 32.4
 Prepaid expenses and other                        83.2                 90.7
   Total current assets                         1,685.9              1,378.5
                                               --------             --------

Property and equipment, net                       629.8                548.8
Deferred tax assets                                56.9                    -
Goodwill                                          790.5                699.7
Intangibles, net                                  297.7                258.5
Other assets                                      297.2                203.2
                                               --------             --------
     TOTAL ASSETS                             $ 3,758.0            $ 3,088.7
                                               ========             ========

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Accounts payable                             $   174.7            $   202.2
 Income tax payable                                74.6                 46.6
 Accrued expenses and other                         391                314.3
 Current maturities of debt                           -                280.4
                                               --------             --------
   Total current liabilities                      640.3                843.5

Long-term debt                                    398.8                    -
Deferred tax liabilities                                              20.8
Other non-current liabilities                       384                174.8
                                               --------             --------
   Total liabilities                            1,423.1              1,039.1
                                               --------             --------

Stockholders' equity
 Common Stock                                       1.1                   1.1
 Additional paid-in-capital                       872.5                 783.6
 Retained earnings                              1,742.3               1,379.2
 Treasury Stock, Class A, at cost                (321.5)                (87.1)
 Accumulated other comprehensive income            40.5                  15.5
 Unearned compensation                                -                 (42.7)
                                               --------             --------
   Total stockholders' equity                   2,334.9              2,049.6
                                               --------             --------

     Total liabilities and
        stockholders'equity                  $  3,758.0            $ 3,088.7
                                               ========             ========

                 POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
   Prepared in accordance withGenerally Accepted Accounting Principles (GAAP)
                      (In millions, except per share data)
                                  (Unaudited)



                                                   Twelve Months Ended
                                          -----------------------------------
                                           March 31, 2007       April 1, 2006
                                           --------------       -------------
Wholesale Net Sales                          $  2,315.9           $  1,942.5
Retail Net Sales                                1,743.2              1,558.6
                                               --------             --------
Net Sales                                       4,059.1              3,501.1

Licensing Revenue                                 236.3                245.2
                                               --------             --------
Net Revenues                                    4,295.4              3,746.3

Cost of Goods Sold (a)                         (1,959.2)            (1,723.9)
Gross Profit                                    2,336.2              2,022.4
Selling, General & Administrative Expenses(a)  (1,663.4)            (1,476.9)
Amortization of Intangible Assets                 (15.6)                (9.1)
Impairment of Retail Assets                           -                (10.8)
Restructuring Charges                              (4.6)                (9.0)
                                               --------             --------
Total SG&A Expenses                            (1,683.6)            (1,505.8)

Operating Income                                  652.6                516.6
Foreign Currency Gains (Losses)                   (1.5)                 (5.7)
Interest Expense                                  (21.6)               (12.5)
Interest Income                                    26.1                 13.7
Equity in Income of Equity-Method Investees         3.0                  4.3
Minority Interest Expense                         (15.3)               (13.5)
                                               --------             --------

Income Before Provision for Income Taxes          643.3                502.9
Provision for Income Taxes                       (242.4)              (194.9)
                                               --------             --------

Net Income                                   $   400.9             $   308.0
                                               ========             ========
Net Income Per Share - Basic                 $    3.84             $    2.96
                                               ========             ========
Net Income Per Share - Diluted               $    3.73             $    2.87
                                               ========             ========
Weighted Average Shares Outstanding - Basic      104.4                 104.2
                                               ========             ========
Weighted Average Shares Outstanding - Diluted    107.6                 107.2
                                               ========             ========
Dividends declared per share                 $    0.20             $    0.20
                                               ========             ========
   (a) Includes total depreciation
       expense of:                           $  (129.1)            $  (117.9)
                                               ========             ========

                 POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
  Prepared in accordance with Generally Accepted Accounting Principles (GAAP)
                     (In millions, except per share data)
                                  (Unaudited)

                                                   Three Months Ended
                                          -----------------------------------
                                           March 31, 2007       April 1, 2006
                                           --------------       -------------

Wholesale Net Sales                          $    628.9          $     573.8
Retail Net Sales                                  346.2                334.9
                                               --------             --------
Net Sales                                         975.1                908.7

Licensing Revenue                                  56.2                 62.9
                                               --------             --------
Net Revenues                                    1,031.3                971.6

Cost of Goods Sold (a)                           (473.2)              (446.6)
                                               --------             --------
Gross Profit                                      558.1                525.0

Selling, General & Administrative Expenses (a)   (434.3)              (394.2)
Amortization of Intangible Assets                  (3.2)                (4.7)
Impairment of Retail Assets                          -                  (1.3)
Restructuring Charges                              (0.6)                (9.0)
                                               --------             --------
Total SG&A Expenses                              (438.1)              (409.2)

Operating Income                                  120.0                115.8
Foreign Currency Gains (Losses)                    (0.3)                 0.8
Interest Expense                                   (5.6)                (4.0)
Interest Income                                    10.7                  4.2
Equity in Income of Equity-Method Investees           -                 (0.2)
Minority Interest Expense                          (4.4)                (6.3)
                                               --------             --------
Income Before Provision for Income Taxes          120.4                110.3
Provision for Income Taxes                        (47.2)               (47.8)
                                               --------             --------
Net Income                                    $    73.2            $    62.5
                                               ========             ========
Net Income Per Share - Basic                  $    0.70            $    0.60
                                               ========             ========
Net Income Per Share - Diluted                $    0.68            $    0.58
                                               ========             ========
Weighted Average Shares Outstanding - Basic       104.0                104.9
                                               ========             ========
Weighted Average Shares Outstanding - Diluted     107.4                108.1
                                               ========             ========
Dividends declared per share                  $    0.05            $    0.05
                                               ========             ========
  (a) Includes total depreciation expense of: $   (37.3)           $   (27.8)
                                               --------             --------

                 POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
                               OTHER INFORMATION
                      (In millions, except per share data)
                                  (Unaudited)
SEGMENT INFORMATION


The net revenues and operating income for the periods ended March 31, 2007 and April 1, 2006 for each segment were as follows:


                                                    Three Months Ended           Twelve Months Ended
                                               -----------------------------  ----------------------------
                                               March 31,2007   April 1, 2006  March 31,2007  April 1, 2006
                                               -------------   -------------  -------------  -------------
Net revenues:
 Wholesale                                   $       628.9   $        573.8  $     2,315.9    $  1,942.5
 Retail                                              346.2            334.9        1,743.2       1,558.6
 Licensing                                            56.2             62.9          236.3        245.2
                                             -------------   --------------  -------------    ----------
                                             $     1,031.3   $        971.6  $     4,295.4    $  3,746.3
                                             =============   ==============  =============    ==========

Operating Income (Loss):
 Wholesale                                   $       138.8  $         126.7  $       477.8    $   398.3
 Retail                                               (2.1)             1.1          224.2        140.0
 Licensing                                            35.8             39.9          141.6        153.5
                                             -------------   --------------  -------------    ----------
                                                     172.5            167.7          843.6        691.8
Less:
   Unallocated Corporate Expenses                    (48.9)           (42.6)        (183.4)       (159.1)
   Unallocated Legal and Restructuring Charges        (3.6)            (9.3)          (7.6)        (16.1)
                                             -------------   --------------  -------------    ----------
                                             $       120.0  $         115.8  $       652.6   $     516.6
                                             =============   ==============  =============    ==========